Exagen Inc. Reports Fourth Quarter and Full Year 2019 Results

AVISE® Testing Revenue Drives 24% Revenue Growth

March 25, 2020

SAN DIEGO, CA – Exagen Inc. (Nasdaq: XGN), an organization dedicated to transforming the care continuum for patients suffering from debilitating and chronic autoimmune diseases by enabling timely differential diagnosis and optimizing therapeutic intervention, today reported financial results for the fourth quarter and full year ended December 31, 2019.
Recent Highlights:
•Generated total revenue of $40.4 million for the year ended December 31, 2019, representing 24% year-over-year growth.
•Experienced record demand for the flagship AVISE® CTD test, including AVISE® Lupus, to over 105,000 tests in 2019, a 26% increase over 2018.
•Grew the number of ordering healthcare providers in the fourth quarter by 34% year-over-year to a record 1,707.
•Sequential quarter retention rate of approximately 98% among adopting healthcare providers in the fourth quarter of 2019.
•Advanced strategic integrated testing and therapeutics strategy (Dx/Rx) through co-promotion agreement with Janssen Biotech for SIMPONI®, realizing approximately $1.5 million in revenue for the year.

“The Exagen team completed a landmark year. We completed our initial public offering in September, delivered records in both testing volumes and ordering healthcare providers, and generated 24% revenue growth on a year over year basis. We are pleased with our continued progress towards our vision to Own the Rheumatology Hilltop,” said Ron Rocca, Exagen President and Chief Executive Officer. "Importantly, we believe many of the building blocks for the next phase of the Company's growth are in place heading into the remainder of 2020."

Fourth Quarter 2019 Financial Results
Revenue for the three months ended December 31, 2019 was $10.2 million, compared with $9.6 million in the fourth quarter of 2018.  Testing revenue was $9.6 million in the quarter, flat year-over-year. While testing volume increased, this was offset by lower average selling prices. Revenue from our co-promotion efforts contributed $0.6 million in the quarter.
Gross margin was 55% in the fourth quarter of 2019 compared to 59% in the fourth quarter of 2018, driven by lower average selling prices.
Operating expenses increased to $13.1 million in the fourth quarter of 2019, compared with $9.8 million in the fourth quarter of 2018, due primarily to an increase in selling, general, and administrative expenses associated with our salesforce expansion and public company expenses not present in 2018.
For the fourth quarter of 2019, net loss was $3.4 million compared to a net loss of $1.3 million for the fourth quarter of 2018.
Cash and cash equivalents were approximately $72.1 million as of December 31, 2019.
Full Year 2019 Financial Results
Revenue for the full year of 2019 was $40.4 million, compared with $32.4 million in 2018.  Testing revenue increased to $38.9 million, a 20% year-over-year increase, driven by record testing volumes in AVISE® CTD, including AVISE® Lupus. Revenue from our co-promotion efforts contributed $1.5 million in the full year of 2019.
Gross margins remained consistent at 53% in the full year of 2019 and 2018.
Operating expenses increased to $49.7 million in the full year of 2019, compared with $37.3 million in the full year of 2018, due primarily to an increase in selling, general, and administrative expenses associated with our salesforce expansion and an increase in costs of revenue driven by record testing volumes in AVISE® CTD, including AVISE® Lupus.
For the full year of 2019, net loss was $12.0 million compared to a net loss of $8.0 million for the full year 2018.
Conference Call
A conference call to review fourth quarter and year-end 2019 financial results, and to provide a business update, is scheduled for today March 25th, 2020 at 4:30 PM Eastern Time (1:30PM Pacific Time). Interested parties may access the conference call by dialing (877) 407-3982 (U.S.) or (201) 493-6780 (international). Additionally, a link to a live webcast of the call will be available in the investor relations section of Exagen's website at http://investors.exagen.com.
Participants are asked to join a few minutes prior to the call to register for the event. A replay of the conference call will be available until Wednesday, April 1, 2020 at 11:59 PM Eastern Time (8:59 PM Pacific Time). Interested parties may access the replay of the conference call by dialing (844) 512-2921 (U.S.) or (412) 317-6671 (international) using passcode 13699461. A link to the replay of the webcast will also be available in the investor relations section of Exagen's website.
About Exagen
Exagen is dedicated to transforming the care continuum for patients suffering from debilitating and chronic autoimmune diseases by enabling timely differential diagnosis and optimizing therapeutic intervention. Exagen has developed and is commercializing a portfolio of innovative testing products under its AVISE® brand, several of which are based on our proprietary Cell-Bound Complement Activation Products, or CB-CAPs, technology. CB-CAPs assess the activation of the complement system, a biological pathway that is widely implicated across many autoimmune and autoimmune-related diseases, including systemic lupus erythematosus, or SLE. Exagen’s goal is to enable rheumatologists to improve care for patients through the differential diagnosis, prognosis and monitoring of complex autoimmune and autoimmune-related diseases, including SLE and rheumatoid arthritis, or RA. Exagen’s model of integrating testing products and therapeutics positions Exagen to offer targeted solutions to rheumatologists and, ultimately, better serve patients. For more information, please visit www.Exagen.com
Forward Looking Statements
Exagen cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the company’s future potential growth and vision to Own the Rheumatology Hilltop. The inclusion of forward-looking statements should not be regarded as a representation by Exagen that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Exagen’s business, including, without limitation: the company’s commercial success depends upon attaining and maintaining significant market acceptance of its testing products and promoted therapeutics among rheumatologists, patients, third-party payers and others in the medical community; the company’s ability to successfully execute on its Dx/Rx strategy, including its promotion efforts for SIMPONI®; the recent outbreak of the COVID-19 coronavirus may have a material adverse effect on our business, financial condition and results of operations, including as a result of shutdowns of our facilities and operations as well as those of our suppliers and courier services, disrupt the supply chain of material needed for our tests, interrupt our ability to receive specimens, impair our ability to perform or deliver the results from our genomic tests, impede patient movement or interrupt healthcare services causing a decrease in test volumes, delay coverage decisions from Medicare and third-party payors, and delay ongoing and planned clinical trials involving our tests; the company’s dependence on third parties for reagents, equipment and other materials used in its testing products; third party payers not providing coverage and adequate reimbursement for the company’s testing products or promoted therapeutics; the company’s ability to obtain and maintain intellectual property protection for its testing products; regulatory developments affecting the company’s business; and other risks described in the company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s Registration Statement on Form S-1 and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Exagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
CONTACTS:
Investors
Westwicke Partners
Mike Cavanaugh
Mike.Cavanaugh@westwicke.com
646.677.1838

Company

Exagen Inc.
Kamal Adawi, Chief Financial Officer
kadawi@exagen.com
760.477.5514

Exagen Inc.
Unaudited Condensed Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(Unaudited)
Revenue	$10,214	$9,641	$40,387	$32,440
Operating expenses:
Costs of revenue (excluding amortization of purchased technology)	4,591	4,003	18,808	15,379
Selling, general and administrative expenses	7,915	5,256	28,702	19,675
Research and development expenses	566	533	2,176	2,125
Amortization of intangible assets	—	—	—	141
Total operating expenses	13,072	9,792	49,686	37,320
Loss from operations	(2,858)	(151)	(9,299)	(4,880)
Interest expense	(771)	(770)	(3,491)	(2,868)
Change in fair value of financial instruments	—	(373)	267	(318)
Other income, net	246	35	510	112
Loss before income taxes	(3,383)	(1,259)	(12,013)	(7,954)
Income tax expense	25	58	25	58
Net loss	(3,408)	(1,317)	(12,038)	(8,012)
Accretion of redeemable convertible preferred stock	—	(2,856)	(4,640)	(9,318)
Deemed dividend recorded in connection with financing transactions	—	—	(13,601)	(1,152)
Net loss attributable to common stockholders	$(3,408)	$(4,173)	$(30,279)	$(18,482)
Net loss per share, basic and diluted	$(0.27)	$(66.23)	$(8.46)	$(293.34)
Weighted-average number of shares used to compute net loss per share, basic and diluted	12,560,502	63,005	3,578,771	63,005

Exagen Inc.
Condensed Balance Sheets
(in thousands, except share and per share data)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$72,084	$13,164
Accounts receivable, net	5,715	5,952
Prepaid expenses and other current assets	3,451	2,196
Total current assets	81,250	21,312
Property and equipment, net	1,380	1,566
Goodwill	5,506	5,506
Other assets	174	503
Total assets	$88,310	$28,887
Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$1,476	$1,279
Accrued liabilities	4,419	3,923
Proceeds received prior to issuance of Series G redeemable convertible preferred stock	—	3,750
Total current liabilities	5,895	8,952
Borrowings-non-current portion, net of discounts and debt issuance costs	25,854	24,617
Redeemable convertible preferred stock warrant liabilities	—	1,503
Deferred tax liabilities	264	245
Other non-current liabilities	638	304
Total liabilities	32,651	35,621
Commitments and contingencies
Redeemable convertible preferred stock, $0.001 par value; none and 750,300,000 shares authorized at December 31, 2019 and 2018, respectively; none and 532,606,084 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively; liquidation preference of $0 and $163,316 at December 31, 2019 and December 31, 2018, respectively	—	105,232
Stockholders' equity (deficit):
Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued or outstanding at December 31, 2019; no shares authorized, issued or outstanding at December 31, 2018	—	—
Common stock, $0.001 par value; 200,000,000 and 1,470,000,000 shares authorized at December 31, 2019 and December 31, 2018, respectively; 12,560,990 and 63,005 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	13	—
Additional paid-in capital	220,248	40,598
Accumulated deficit	(164,602)	(152,564)
Total stockholders' equity (deficit)	55,659	(111,966)
Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$88,310	$28,887